Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) dated as of May 29, 2008, is by and among Forbes Energy Services Ltd., an exempted company incorporated under the laws of Bermuda (“Parent”) and the US Holdco Members (as defined below).

WITNESSETH:

WHEREAS, Forbes Energy Services LLC, a Delaware limited liability company (“US Holdco”), is owned by the members thereof identified (the “US Holdco Members”) and in the respective ownership interests set forth on Exhibit A;

WHEREAS, Dale Bossert, a manager of US Holdco and a Canadian resident who is not a United States citizen, is the sole shareholder of Parent;

WHEREAS, all of the members of the Board of Directors of US Holdco are also all of the members of the Board of Directors of Parent; and

WHEREAS, in anticipation of a Canadian initial public offering and simultaneous private placement in the United States, the US Holdco Members desire to cause US Holdco to become a wholly-owned subsidiary of Parent;

WHEREAS, the parties intend that the transactions contemplated by this Agreement shall qualify as a tax-free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

Plan of Reorganization

The Reorganization shall consist of the following transactions:

1.1 Parent will complete its initial public offering in Canada and simultaneous private offering in the United States of common shares for cash.

1.2 Immediately prior to the closing of the initial public offering and private placement, the US Holdco Members will contribute approximately 63% of their respective membership interests in US Holdco to Parent in exchange for equity securities of Parent in the amounts set forth on Exhibit B.

1.3 Coincident with the closing of the initial public offering and private placement, Parent will contribute $120,000,000 of the funds received as net proceeds in such offerings to US Holdco to enable US Holdco to accomplish the transaction set forth in Section 1.4 below.

1.4 The US Holdco Members will sell any remaining membership interests in US Holdco to US Holdco for $120,000,000 in cash at an equivalent price per share to the offering price of the initial public offering on an equivalent per share basis by paying such amount to or for the benefit of the US Holdco Members in the respective ownership percentages set forth on Exhibit A.

ARTICLE 2

Conduct of Business

The business will continue to be operated as usual in the ordinary course.

ARTICLE 3

Conditions to Close

Each of US Holdco and Parent shall have furnished copies of (i) resolutions duly adopted by their respective managers or directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement, and (ii) to the extent required pursuant to each’s governing documents, resolutions duly adopted by the holders of the respective corporate shares or membership interests of each approving the corporate transactions contemplated by this agreement, such resolutions to be certified by the Secretary or Assistant Secretary of each.

ARTICLE 4

Termination and Amendment / Termination

4.1 Termination. This Agreement may terminate upon the occurrence of any of the following:

(a) the written agreement of all parties to this Agreement;

(b) the failure to satisfy within a reasonable time any of the conditions precedent as provided in ARTICLE 3 above, in which case this Agreement shall be null and void and the parties shall have no further obligations hereunder, except for the obligations of confidentiality set forth herein, provided that the parties have used reasonable efforts to satisfy such conditions precedent; or

(c) by any party to this Agreement if the transactions have not been consummated by June 30, 2008, provided, however, that the right to terminate this Agreement under this Section 4.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Reorganization to occur on or before such date.

4.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 4.1, there shall be no liability or obligation on the part of any of the parties to this Agreement or their respective officers, directors, shareholders or Affiliates; provided that the confidentiality provisions set forth herein shall remain in full force and effect and survive any termination of this Agreement.

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4.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.4 Extension; Waiver. The parties hereto, by action taken or authorized by their respective managers or directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE 5

General Provisions

5.1 Condition to Effectiveness. Notwithstanding anything to the contrary, this Agreement is subject to and shall not become effective until immediately prior to the closing of Parent’s Canadian initial public offering and simultaneous private placement in the United States, except with respect to Sections 1.3 and 1.4 above, which shall occur coincident with the closing of the initial public offering and private placement.

5.2 Supplemental Indenture. Upon completion of the steps of the reorganization set forth in Sections 1.2 and 1.3 above, Parent shall, pursuant to Section 4.07 of that certain Indenture, dated as of February 12, 2008 (the “Indenture”), among US Holdco, Forbes Energy Capital Inc., a Delaware corporation (together with US Holdco, the “Co-Issuers”), each of the Guarantors named therein, and Wells Fargo Bank, National Association, as trustee, execute a supplemental indenture to (a) become a party to the Indenture and (b) agree to be bound by all applicable provisions of the Indenture, including but not limited to the covenants set forth under Articles 4 , 5, 12 and 13 thereof.

5.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns, and shall also be binding on all Persons who have or claim an ownership interest in either US Holdco or Parent.

5.4 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and no modification, discharge or waiver, in whole or in part, of any of the provisions contained herein or therein shall be valid unless in writing and signed by the parties. All exhibits and attachments referenced herein are hereby incorporated by reference.

5.5 Headings. The paragraph headings in this Agreement are for convenience of reference and do not constitute part of the agreement.

5.6 Validity. If any provision of this Agreement is found to be invalid or unenforceable, such provision shall be, and shall be deemed to be modified so as to cure the invalidity or unenforceability, and all other provisions of this Agreement shall be enforceable notwithstanding such invalidity or unenforceability.

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5.7 Governing Law; Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

5.8 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to US Holdco, to

Forbes Energy Services LLC

Attention: John E. Crisp, President and Chief Executive Officer

3000 South Business Highway 281

Alice, Texas 78332

Fax: (361) 396-0564

(b)	if to Parent, to

Forbes Energy Services Ltd.

Attention: John E. Crisp, President and Chief Executive Officer

3000 South Business Highway 281

Alice, Texas 78332

Fax: (361) 396-0564

5.9 Confidentiality. On and at all times after the execution of this Agreement, each party hereto will keep confidential, and will not use or disclose to any other person, any non-public document or other non-public information in such party’s possession that relates to this Agreement. Information will not be considered confidential if (a) the information was in the public domain at the time it was communicated to the recipient or its representatives, (b) the information entered the public domain after it was communicated to the recipient or its representatives, through no fault of the recipient or its representatives, (c) the information was in the recipient’s or its representative’s possession, free of any obligation of confidence, at the time it was communicated to the recipient or its representatives, (d) the information was rightfully communicated to the recipient or its representatives by a third party, free of any obligation of confidence, subsequent to the time it was communicated to the recipient or its representatives, (e) the information was independently developed by recipient or its representatives or (f) the information is required to be disclosed pursuant to a court order or pursuant to legal, regulatory or similar process.

5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

US HOLDCO MEMBERS:

By:	/s/ John E. Crisp
John E. Crisp

By:	/s/ Charles C. Forbes, Jr.
Charles C. Forbes, Jr.

By:	/s/ Janet Forbes
Janet Forbes

By:	/s/ Robert E. Jenkins, Jr.
Robert E. Jenkins, Jr.

By:	/s/ James Clinton Carpenter
James Clinton Carpenter

By:	/s/ Armando Flores
Armando Flores

By:	/s/ Steve Macek
Steve Macek

Signature Page – Agreement and Plan of Reorganization

Forbes Energy Services Ltd.

PARENT:

FORBES ENERGY SERVICES LTD.

By:	/s/ John E. Crisp
John E. Crisp, President and
Chief Executive Officer

Signature Page – Agreement and Plan of Reorganization

Forbes Energy Services Ltd.

EXHIBIT A

	Forbes Energy Services LLC
Member	# of Units	Percent
John E. Crisp	300	30.00%
Charles C. Forbes, Jr.	300	30.00%
Janet Forbes	300	30.00%
Robert E. Jenkins, Jr.	30	3.00%
James Clinton Carpenter	30	3.00%
Armando Flores	30	3.00%
Steve Macek	10	1.00%

TOTAL	100	100.00%

Exhibit A -1

EXHIBIT B

	Forbes Energy Services Ltd.
Member	(to be received) # of Class B Shares	(to be received) Percent *

John E. Crisp	8,850,000	30.00%
Charles C. Forbes, Jr.	8,850,000	30.00%
Janet Forbes	8,850,000	30.00%
Robert E. Jenkins, Jr.	885,000	3.00%
James Clinton Carpenter	885,000	3.00%
Armando Flores	885,000	3.00%
Steve Macek	295,000	1.00%

TOTAL	29,500,000	100.00%

*	Percent of Class B shares of Parent to be owned immediately prior to the closing of the Canadian initial public offering and simultaneous U.S. private placement.

Exhibit B -1